EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ”Experts” in the Registration Statement on Form F-3 and related prospectus of Alvarion Ltd. for the registration of its Ordinary Shares (including Ordinary Shares issuable upon exercise of Warrants),  and to the incorporation by reference therein of our report dated May 15, 2013, with respect to the consolidated financial statements of Alvarion Ltd. and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
June 13, 2013	A Member of Ernst & Young Global